Exhibit 10.02

DATE

NAME

Dear FIRST NAME:

The Compensation Committee of the Board of Directors (the “Committee”) of FBR & Co. (the “Company”) has established the FBR & Co. 2016 Retention and Incentive Plan (the “Plan”), and you have been selected by the Committee as an eligible participant in the Plan. As such, you have been granted an Award under the Plan as set forth in this letter (the “Award Letter”). Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Plan, a copy of which is attached hereto.

An Award under the Plan represents an interest in the Award Pool established under the Plan. The Award Pool consists of a fixed number of shares of Company restricted common stock units (“RSU Pool”) to be granted from the shares available under the 2006 Long-Term Incentive Plan, as amended and restated (“Stock Plan”) and a specified pool of securities (and the proceeds of those securities and any replacement securities) (“Asset Pool”), which will be issued, held or paid by the Company for the benefit of the Participants in the Plan. As a participant in the Plan, you are being allocated an interest in the aggregate Award Pool in the amount set forth below. Because the number of Participants is fixed at the outset of the Plan, and the aggregate Asset Pool is likewise fixed, any forfeiture of awards by other Participants will result in the remaining Participants being entitled to a proportionately larger share of the Award Pool assuming that they remain employed through the vesting date or as otherwise specified in this Award Letter and the Plan.

This Award Letter provides the general terms of your Award and is subject in its entirety to the terms of the Plan. In addition, your RSU Pool Award will be evidenced by a separate RSU Award Agreement (with separate RSU Award Agreements to be entered into following the Initial Grant Date upon the reallocation of RSU Pool Awards forfeited by other Participants, if any). RSU Pool Awards are granted under the Stock Plan. You acknowledge having received a copy of the Plan and by signing this Award Letter you hereby consent to the terms and conditions of the Plan, including without limitation Section 8 thereof.

Initial Grant Date: February 10, 2016

Award Pool:

•	The aggregate Asset Pool for all Participants presently consists of the securities listed on Schedule A of the Plan. The Compensation Committee has determined the Fair Market Value of all such securities to be $2,765,937.50 million as of February 10, 2016. The composition of the Asset Pool may change over time as securities are sold and/or reinvested, and the value of the Asset Pool will fluctuate over time as the trading value of the underlying securities fluctuate over time.

•	The aggregate number of shares of Company common stock represented by the RSU Pool for all Participants is 167,426.

Participants and Award Units: There are 49 Participants in the Award Pool, and the Award Pool has been divided into 5,531,875 equal ownership interests (“Award Units”) in the aggregate for all Participants.

Individual Award: You are hereby awarded [●] Award Units, reflecting an ownership percentage as of the date of this Award Letter of approximately [    ]% of the Award Pool. Your Award Units currently represent (i) an interest in the Asset Pool as of the Initial Grant Date with a Fair Market Value equal to $        , and (ii) an RSU Pool Award as of the Initial Grant Date in respect of                  shares of Common Stock.

Restriction Period: The restriction period is the vesting or waiting period before you have full ownership of your Award. Awards under the Plan will have a four-year restriction period that will lapse on the fourth anniversary of the Initial Grant Date (including with respect to future allocations you may receive from the Award Pool due to forfeitures by other participants) subject to your continued employment with the Company through such date. The Plan sets forth your rights to accelerated vesting of all or a pro-rata portion of your Award in the event of certain terminations of employment prior to the fourth anniversary of the Initial Grant Date. The same vesting terms and conditions apply to your Asset Pool Award and RSU Pool Award.

Settlement of Awards: As soon as practicable (and in any event within 75 days with respect to an Asset Pool Award and 55 days with respect to an RSU Pool Award) after the restriction period lapses (but no later than March 15 of the year following the year in which the Award vests) and after satisfaction of your tax obligation (as described in the “Taxes” section below), the Company will (i) satisfy the obligations in respect of an Asset Pool Award by paying you cash and/or delivering assets from the Asset Pool with an aggregate Fair Market Value equal to the portion of the Asset Pool in respect of your Asset Pool Award, and (ii) issue shares of Common Stock (or, in the Committee’s discretion, a cash payment based on the per share “fair market value” (as defined in the Stock Plan)) to you in settlement of the vested RSU Pool Award. Until vesting occurs and your Award is settled, you will not have any ownership rights in the value or assets underlying your Asset Pool Award or the shares of Common Stock underlying your RSU Pool Award. Upon the settlement of any individual Award prior to the time that all Awards vest (e.g., as a result of the death of a Participant), the Award Pool shall be reduced by the amount paid or delivered in respect of such settlement, and the Award Units settled shall be retired and shall not be reissued.

Securities Law Provisions: The Asset Pool Awards have not been registered under the Securities Act of 1933 (the “Securities Act”), and accordingly, to the extent the Asset Pool Awards are considered a security for purposes of the Securities Act, they were granted and issued by the Company to you in reliance upon the exemption from such registration provided by Regulation D or Rule 701 promulgated under the Securities Act for securities issuances under compensatory benefit arrangements. As such, as a condition to receiving the Asset Pool Award, you must fully and accurately complete the Accredited Investor Questionnaire attached hereto as Exhibit A and you represent and warrant as follows:

(i) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept and hold the Asset Pool Award. You are holding the Asset Pool Award for your own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(ii) You understand that the Asset Pool Award has not been and will not be registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of your investment intent as expressed herein.

(iii) You acknowledge that the Company has no obligation to register or qualify the Asset Pool Award for resale.

(iv) You acknowledge that the Company is not making any representations with respect to the future value of the Asset Pool and the Asset Pool Award granted to you, and neither the Company nor its Subsidiaries and their executive officers and directors, including the members of the Committee, shall have any liability with respect to the investment experience or ultimate value of the Asset Pool and your Asset Pool Award.

Taxes: You are strongly advised to consult with your own tax professional concerning the tax implications of your Award based on your particular circumstances. The Company cannot provide you with tax advice. Your right to receive settlement of the Award will be subject to payment by you of all applicable taxes.

Grant Acceptance: Please acknowledge your acceptance of your Award under the Plan, your receipt of a copy of the Plan and your agreement with all terms and conditions set forth in this Award Letter and in the Plan, by signing below where indicated and returning this Award Letter to Jennifer Kramer by March 4, 2016 with a completed and signed Exhibit A.

Please contact Gavin Beske at 703-312-9568 if you have any questions.

Richard J. Hendrix
President & CEO, FBR & Co.

Accepted and agreed as of , 2016

By:
Name:

Exhibit A

ACCREDITED INVESTOR QUESTIONNAIRE FOR INDIVIDUALS

This Accredited Investor Questionnaire relates to the proposed issuance of an Asset Pool Award (the “Asset Pool Award”) to you pursuant to the FBR & Co. 2016 Retention and Incentive Plan and the award letter attached hereto. Your true, accurate and complete response to the items below is a condition to eligibility for the grant of the Asset Pool Award.

Please identify each category applicable to you:

☐	(1)	You are a natural person whose net worth, either individually or jointly with your spouse, exceeds $1,000,000 (“net worth,” for purposes hereof, means the excess of total assets (excluding your primary residence) at fair market value, over liabilities (excluding any indebtedness secured by your primary residence up to the estimated fair market value of such primary residence).

☐	(2)	You are a natural person who had an income in excess of $200,000, or joint income with your spouse in excess of $300,000, in each of the last two years and reasonably expects to have individual income reaching the same income level in the current year (“income,” for purposes hereof, shall be computed as follows: individual adjusted gross income, as reported (or to be reported) on a federal income tax return, increased by (1) any deduction for long-term capital gain under Section 1202 of the Internal Revenue Code of 1986 (the “Code”), (2) any deduction for depletion under Section 611 et seq. of the Code, (3) any exclusion for interest under Section 103 of the Code and (4) any losses of a partnership as reported on Schedule E of Form 1040).

☐	(3)	An executive officer or director of FBR & Co.

☐	(4)	None of the above.

Set forth in the space provided below the state(s), if any, in the United States in which you maintained your residence during the past two years and the dates during which you resided in each state.

Date	State

I certify that this Accredited Investor Questionnaire is true, accurate and complete.

Executed on: , 2016

By:
Signature

Print Name of Signatory